UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2011
Cortland Bancorp
(Exact name of registrant as specified in its charter)

Ohio	0-13814	34-1451118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio	44410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 637-8040
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
On April 19, 2011, Cortland Bancorp entered into a Director Retirement Agreement with director Joseph E. Koch. Director Koch was appointed to Cortland Bancorp’s board effective on May 18, 2010, to fill a newly created vacancy. The Director Retirement Agreement and associated split dollar agreement with Director Koch are similar to the terms of the Director Retirement Agreements and split dollar agreements entered into with other nonemployee directors. Currently 54 years old, Director Koch’s normal retirement age under the agreement is age 70.
The Director Retirement Agreement promises a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age. A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not payable until the director finally attains normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. In the event of a retired director’s death, any remaining Director Retirement Agreement benefits to which the director is entitled are payable to the named beneficiary; but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, the beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.
Cortland Bancorp has purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with directors’ designated beneficiaries. On April 19, 2011, Cortland Bancorp’s board approved the purchase of insurance on Director Koch’s life. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary.
Cortland Bancorp purchased the split dollar life insurance policies as informal financing for its payment obligations under the Director Retirement Agreements. Although Cortland Bancorp expects the life insurance benefits to support the payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.
Also presented for review and approval were the Fourth Amended Split Dollar Agreements and Endorsements for James M. Gasior, President and Chief Executive Officer and Timothy Carney, Executive Vice President and Chief Operating Officer. The salary continuation plans for Mr. Gasior and Mr. Carney were amended in June 2010. The Bank previously purchased insurance on the lives of the executives who are parties to the amended salary continuation agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the executives’ designated beneficiaries if the executive died while working for the Bank. The Bank purchased the split dollar life insurance policies as informal financing for the Bank’s payment obligations under the salary continuation agreements. As a result of the amendments to the salary continuation benefit, it is necessary to update the death benefit provisions of the split dollar agreements. Accordingly, Fourth Amended Split Dollar Agreements and Endorsements where the split dollar benefit and the benefit under the salary continuation benefit now coincide for each of the above-named officers were approved effective April 19, 2011.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

INDEX TO EXHIBITS

*10.13	Director’s Retirement Agreement entered into by Cortland Bancorp as of April 19, 2011, with Director Joseph E. Koch	8-K 10.13 04/22/11

*10.14	Split Dollar Agreement and Endorsement entered into by Cortland Bancorp as of April 19, 2011, with Director Joseph E. Koch	8-K 10.14 04/22/11

*10.24	Fourth Amended Split Dollar Agreement and Endorsement between The Cortland Savings and Banking Company and Timothy Carney, dated as of April 19. 2011	8-K 10.24 04/22/11

*10.26	Fourth Amended Split Dollar Agreement and Endorsement between The Cortland Savings and Banking Company and James M. Gasior, dated as of April 19, 2011.	8-K 10.26 04/22/11

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp
Date: April 22, 2011	/s/ James M. Gasior
James M. Gasior
President and Chief Executive Officer